UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Amendment No.1 to

FORM 8-K/A
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_________________

Date of Report (Date of earliest event reported): July 10, 2006

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction of incorporation or organization)	(SEC File Number)	(IRS Employer Identification No.)

1101 S. Boone Street
Aberdeen, Washington 98520-5244
(360)533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

        This Amendment No. 1 to Current Report on Form 8-K/A is being filed to correct reported Return on Tangible Equity for the six months ended June 30, 2006, of 16.79%. The correct figure is 19.29% and is reported in the table of Selected Performance Ratios on page 4 of this report. All other figures in the report remain unchanged.

Item 7.01. Regulation FD Disclosure

        Pacific Financial Corporation (“Pacific”) is furnishing information in accordance with Regulation FD regarding its financial results for the six months ended June 30, 2006. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

        Pacific’s net income for the six months ended June 30, 2006, was $3,335,000, a 20% increase compared to $2,785,000 for the six month period ended June 30, 2005. The increase is primarily related to the increase in interest income as a result of the rise in short-term interest rates and a decrease in loan loss provision of $600,000 compared to the same period for the prior year. Additionally, gain on sale of real estate loans was $886,000 for the six months ended June 30, 2006 compared to $697,000 for the same period of the prior year.

        Net interest income for the six months ended June 30, 2006, increased $1,492,000 to $11,532,000 compared to the same period of the prior year. The increase is attributable primarily to a $3,024,000 increase in interest income, while interest expense increased $2,132,000.

        Non-interest income increased $116,000 to $2,036,000 for the six months ended June 30, 2006, compared to the same period of the prior year, while non-interest expense increased $801,000 to $8,780,000. The increase in non-interest expense is primarily related to increased personnel benefit costs, occupancy costs and accounting fees.

        The federal income tax provision for the six months ended June 30, 2006, was $1,452,000, compared to $1,195,000 for the six months ended June 30, 2005.

        Pacific’s unaudited consolidated balance sheets at June 30, 2006 and June 30, 2005, and unaudited consolidated statements of operations and selected performance ratios for the six months ended June 30, 2006 and 2005, follow.

PACIFIC FINANCIAL CORPORATION
Consolidated Balance Sheet
(unaudited)

Dollars in thousands

	6-30-06	6-30-05
Cash & due from banks	$ 16,490	$ 19,794
Taxable securities	22,810	24,632
Non-taxable securities	15,980	16,366
Fed funds sold	6,920	7,000
Loans held for sale	9,470	6,559
Loans	411,160	357,307
Less: Loan loss reserve	5,233	4,842

Net loans	415,397	359,024
Premises and equipment - net	11,242	7,719
Goodwill & core deposit intangible	13,224	12,098
Foreclosed real estate	22	40
Cash surrender value life insurance	9,556	9,216
Other assets	6,268	4,108

TOTAL ASSETS	$ 517,909	$ 459,997

DEPOSITS:
Demand	$ 81,852	$ 75,741
NOW, Savings & MMA	194,123	199,840
Time	153,645	110,105

Total deposits	429,620	385,686
Long-term borrowings	22,500	24,500
Secured borrowings	1,936	0
Junior subordinated debentures	13,155	0
Other liabilities	740	1,898

Total liabilities	467,951	412,084

Common stock	6,480	6,423
Additional paid-in capital	25,600	24,996
Retained earnings	18,431	16,556
Acc. other comprehensive income	(553)	(62)

Total equity	49,958	47,913

TOTAL LIABILITIES & EQUITY	$ 517,909	$ 459,997

PACIFIC FINANCIAL CORPORATION
Consolidated Statements of Operations
(unaudited)

Dollars in thousands

	Six Months Ended June 30,
	2006	2005
Interest and fees on loans	$15,904	$12,724
Interest on investment securities	744	964
Interest on fed funds sold and
deposits with banks	166	102

Total interest income	16,814	13,790
Interest expense on deposits	4,588	2,814
Other interest expense	694	336

Total interest expense	5,282	3,150
Net interest income	11,532	10,640
Less: Prov. for loan losses	0	600

Net int. income after prov.	11,532	10,040
Service charges on deposits	756	705
Other charges & fees	191	181
Gain on sale of loans	886	697
Other income	202	336

Total non interest income	2,035	1,919
Salaries and employee benefits	5,151	4,931
Occupancy and equipment	1,152	949
Other	2,477	2,099

Total operating expenses	8,780	7,979
Income before taxes	4,787	3,980
Income taxes	1,452	1,195

NET INCOME	$ 3,335	$ 2,785

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Six Months Ended June 30,
	2006	2005
Net interest margin	5.16%	5.28%
Efficiency ratio	63.81%	62.58%
Return on average assets	1.35%	1.26%
Return on tangible equity	19.29%	16.76%

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION

DATED: July 11, 2006	By: /s/ John Van Dijk
John Van Dijk Secretary